Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Strategic Marketing and Investor Relations

(978) 326-4058

investorrelations@analogic.com

ANALOGIC REDUCES WORKFORCE AND CONSOLIDATES OPERATIONS

PEABODY, MA (August 5, 2009) – Analogic Corporation (NASDAQ: ALOG), a leading provider of medical imaging and aviation security technology, announced that it has reduced its workforce by 6% worldwide and has vacated a portion of its Canton, Massachusetts facility. As a result, the Company will record a $3.1 million charge in the fourth fiscal quarter of 2009. The Company expects this action will result in annual expense savings of approximately $5 million, a portion of which will fund strategic growth initiatives.

The reduction in force, which affects 85 people across the business, will result in a $2.1 million charge for severance and related costs. In addition, the Company vacated approximately half of its Copley Controls facility in Canton, moving certain operations to its Peabody facility. Accordingly, the Company will record a charge of $1.0 million, which represents the ongoing lease payments for the vacated portion over the remainder of the lease term, which ends in 2011.

“We recognize that workforce reductions are difficult for everyone”, commented Jim Green, president and CEO. “However, we have a commitment to improve our overall operational effectiveness and fund the ongoing investments needed to position Analogic for future growth. While market conditions over the past few quarters have been difficult, we remain optimistic as the market appears to be stabilizing.”

About Analogic

Analogic Corporation is a growth oriented high-technology signal and image processing company, providing products and services to original equipment manufacturers (OEMs) and end users in growing medical diagnostics and security markets worldwide. The Company is recognized worldwide for advancing the state of the art in automatic explosives detection, computed tomography (CT), digital radiography (DR), ultrasound, magnetic resonance imaging (MRI), patient monitoring, and advanced signal processing. For more information, visit www.analogic.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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